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
 ------                                                                                                -----------------------------
 FORM 4                                                                                                      OMB Approval
 ------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
[ ] Check this box if no longer                     WASHINGTON D.C., 20549                             OMB Number          3235-0287
    subject to Section 16. Form                                                                        Expires:   September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    continue.                                                                                          hours per response        0.5
                                                                                                       -----------------------------

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person *| 2. Issuer Name and Ticker or Trading Symbol     | 6. Relationship of Reporting Person(s)
                                         |                                                 |    to Issuer (Check all applicable)
Miller, III   Lloyd          I.          |    Century Casinos, Inc. (CNTY)                 |
-------------------------------------------------------------------------------------------|   _____ Director  __X__ 10% Owner
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |   _____ Officer (give title below)
                                       |     Security Number     |     Month/Year          |   _____ Other (specify below)
4550 Gordon Drive                      |     of Reporting        |         December , 2000 |
---------------------------------------|     Person (Voluntary)  |-------------------------| ________________________________
               (Street)                |                         |  5. If Amendment,       |----------------------------------------
                                       |                         |     Date of Original    |7. Individual or Joint/Group Filing
                                       |                         |     (Month/Year)        |   (Check Applicable Line)
                                       |                         |                         |
                                       |                         |                         |_X_ Form filed by One Reporting Person
                                       |                         |                         |___ Form filed by more than One
Naples          FL           34102     |     ###-##-####         |                         |    Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       |   (Month/Day/ |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/1/00       | p     |       |5,700   | A    | $1.6837  | 360900      |   D     |
                                       |               |       |       |        |      |          |             |         |
                                       |               |       |       |        |      |          |             |         |
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/5/00       | p     |       |10,300  | A    | $1.65625 |             |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust A-4
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/8/00       | p     |       |12,000  | A    | $1.65625 |             |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust A-4
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/19/00      | p     |       |8,000   | A    | $1.59375 |             |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust A-4
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/20/00      | p     |       |9,215   | A    | $1.59375 |             |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust A-4
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/29/00      | p     |       |44,100  | A    | $1.59375 | 1,017,964(I)|   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust A-4
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 567,445(I)  |   I     |By
                                       |               |       |       |        |      |          |             |         |Milfam
                                       |               |       |       |        |      |          |             |         |I, L P
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Reminder: Based on a separate line for each class of securities beneficially owned directly or indirectly.

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
FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|

Explanation of Responses:


(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pencuniary interest therein.

                                                                           /s/ Lloyd I. Miller                        1/10/01
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number.
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
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person: | 2. Issuer Name and Ticker or Trading Symbol:    | 3. Statement for Month/Year:
                                         |                                                 |
Miller, III   Lloyd          I.          |    Century Casinos, Inc. (CNTY)                 |    December, 2000
-------------------------------------------------------------------------------------------|----------------------------------------
(CONTINUED)                                   TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       |               |   (Instr. 8)  |   (Instr. 3,4, and 5)    | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       | (Month/Day/   | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |   Year)       |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 12,000(I)   |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust A-2
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 6,000(I)    |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust A-3
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 5,000(I)    |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust A-1
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 17,300(I)   |   I     |By Llyod
                                       |               |       |       |        |      |          |             |         |I. Miller
                                       |               |       |       |        |      |          |             |         |III.
                                       |               |       |       |        |      |          |             |         |custodian
                                       |               |       |       |        |      |          |             |         |under
                                       |               |       |       |        |      |          |             |         |Florida
                                       |               |       |       |        |      |          |             |         |UGMA for
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |IV.
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 223,671(I)  |   I     |By
                                       |               |       |       |        |      |          |             |         |Milfam
                                       |               |       |       |        |      |          |             |         |II, L.P.
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 115,300(I)  |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |Trust C
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 28,000(I)   |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |III
                                       |               |       |       |        |      |          |             |         |Trustee,
                                       |               |       |       |        |      |          |             |         |GST f/b/o
                                       |               |       |       |        |      |          |             |         |Catherine
                                       |               |       |       |        |      |          |             |         |C.
                                       |               |       |       |        |      |          |             |         |Miller
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 4,000((I)   |   I     |By
                                       |               |       |       |        |      |          |             |         |Wife
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
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
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
1. Name and Address of Reporting Person: | 2. Issuer Name and Ticker or Trading Symbol:    | 3. Statement for Month/Year:
                                         |                                                 |
Miller, III   Lloyd          I.          |    Century Casinos, Inc. (CNTY)                 |    December, 2000
-------------------------------------------------------------------------------------------|----------------------------------------
(CONTINUED)                                   TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       |               |   (Instr. 8)  |   (Instr. 3,4, and 5)    | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       | (Month/Day/   | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |   Year)       |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 29,800(I)   |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |III,
                                       |               |       |       |        |      |          |             |         |custodian
                                       |               |       |       |        |      |          |             |         |under
                                       |               |       |       |        |      |          |             |         |Florida
                                       |               |       |       |        |      |          |             |         |UGMA for
                                       |               |       |       |        |      |          |             |         |Alexander
                                       |               |       |       |        |      |          |             |         |B.
                                       |               |       |       |        |      |          |             |         |Miller
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          | 14,500(I)   |   I     |By
                                       |               |       |       |        |      |          |             |         |Lloyd I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |III,
                                       |               |       |       |        |      |          |             |         |Trustee
                                       |               |       |       |        |      |          |             |         |GST
                                       |               |       |       |        |      |          |             |         |f/b/o
                                       |               |       |       |        |      |          |             |         |Lloyd. I.
                                       |               |       |       |        |      |          |             |         |Miller,
                                       |               |       |       |        |      |          |             |         |III
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------